AMENDMENT TO

EXPENSE LIMITATION AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of January 10, 2019, between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Access Capital Community Investment Fund (the “Fund”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (“RBC GAM US”).

WHEREAS, the Trust and RBC GAM US have entered into various agreements pertaining to expense limitations for the Fund in the past, all of which were consolidated into one amended and restated agreement dated December 14, 2016 (the “Agreement”), and

WHEREAS, the Trust and RBC GAM US wish to again amend the Agreement to reflect modifications to the expense limitation arrangement with the Fund and to add an expense limitation arrangement for Class IS shares of the Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Schedule C of the Agreement shall be replaced in its entirety with the attached Schedule C, effective March 11, 2019.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:	/s/ Kathy Hegna
Name:	Kathy Hegna
Title:	Chief Financial Officer and Treasurer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name:	Carol Kuha
Title:	Chief Operating Officer

Schedule C

FUND	Operating Expense Limit – Class A	Operating Expense Limit – Class I	Operating Expense Limit – Class R6	Operating Expense Limit – Class IS	Initial Term Through*
Access Capital Community Investment Fund	0.80%	0.45%	N/A	0.40%	January 31, 2018 with respect to each class except Class IS; [January 31, 2021] with respect to Class IS**
RBC Impact Bond Fund	N/A	0.45%	0.40%	N/A	January 31, 2019***

*

Note that after the initial term, this Agreement shall continue in effect from year to year thereafter for each Fund, unless and until revised or terminated, all as described in Section 3 of the Agreement.

**	The recoupment duration for the Fund is 12 months.
***	The recoupment duration for the Fund is 36 months.